Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, May 1, 2014

Gannett Board elects new director

McLEAN, VA – Lidia Fonseca, senior vice president and chief information officer at Quest Diagnostics (NYSE: DGX), has been elected to the Board of Directors of Gannett Co., Inc. (NYSE: GCI), effective July 1, 2014, the company announced.

“Lidia has extraordinary expertise in driving technology innovation across platforms on a national and international scale. She also has an exceptional understanding of how technology enables businesses to thrive. Lidia will be a terrific addition to the board,” said Gannett Chairman Marge Magner.

Gracia Martore, Gannett’s president and chief executive officer, said, “The addition of Lidia to our board underscores our commitment to advancing our company’s strategy for growth. Her hands-on experience implementing innovative digital solutions for consumers and customer focus will be invaluable resources. I’m delighted she will be joining us and welcome her to the board.”

Fonseca joined Quest Diagnostics April 2. Fonseca is an advisory board member of Medivo, Inc., a leading healthcare data company; and prior to joining Quest Diagnostics, was senior vice president and chief information officer at Laboratory Corporation of America in Burlington, NC. Fonseca earlier served as executive vice president of Global Operations and Technology of Synarc Inc. and served in a variety of executive roles at Phillips Healthcare.

With Fonseca’s election, Gannett has 10 directors.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 110 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

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For media inquiries, contact:	For investor inquiries, contact:
Jeremy Gaines	Jeffrey Heinz
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703-854-6049	703-854-6917
jmgaines@gannett.com	jheinz@gannett.com